                                                                    EXHIBIT 99.2

GENCORP


                                                              Rosemary B. Younts
                                           Senior Vice President, Public Affairs
                                                                  (916) 351-8650
                                                                  (916) 804-7820
News Release
                                                                   Terry L. Hall
                                                       Senior Vice President and
                                                         Chief Financial Officer

                                                                  (916) 351-8606


                 GENCORP ANNOUNCES US EPA HAS FILED "CARVE OUT"

      AGREEMENT TO REMOVE CLEAN LAND FROM AEROJET SACRAMENTO SUPERFUND SITE


    AGREEMENT ENSURES CONTINUED COMMITMENT TO ENVIRONMENTAL SITE RESTORATION
    ------------------------------------------------------------------------

         SACRAMENTO, CALIFORNIA, September 25, 2001 - GenCorp (NYSE: GY) announced that the U.S. Environmental Protection Agency (EPA) has concluded that approximately 3,200 acres of the Company's property in East Sacramento is free of contamination and should be released from restraining Superfund restrictions. The agency today has filed an agreement to remove this property from the Superfund site designation with the Federal District Court in Sacramento. The agreement comes after an extensive effort between GenCorp's aerospace and defense segment, Aerojet, and federal and state regulatory agencies to demonstrate that the 3,200 acres to be removed were never contaminated and no longer belong within Superfund boundaries. These efforts have also resulted in significant improvements to the process that governs Aerojet's continued commitment to fully restore the Sacramento Superfund site, which are included in the agreement. The agreement will require modifications to the Partial Consent Decree, the governing document for the site, after a 30-day public comment period and a public hearing in Sacramento.

         "The agreement culminates four years of work with state and federal regulators to return 3,200 valuable acres of land to our communities' long term planning needs. Situated along Highway 50 in East Sacramento County, this site is one of the most important in the Capital Valley's vision for the future. We look forward enthusiastically to collaborating with our neighbors on creative and productive land planning initiatives that will ensure the economic vitality of this region for years to come," said Bob Wolfe, GenCorp Chairman and CEO.

         "Importantly, the agreement also provides assurances to our communities that the Company is committed for the long term to environmental stewardship, including continued major investments in the development of new groundwater treatment technologies that are so critical to our region, and the State of California," Wolfe added.

         In addition to the removal of clean property from the Superfund site designation, key elements of the agreement include:

     - GenCorp will provide a $75M guarantee to assure remediation activities are fully funded.

     - Aerojet will provide a short-term and long-term water replacement plan for lost water supplies.

     - Aerojet will retain liability for groundwater under the 3,200 acres of property to be removed from the Superfund site, and deed restrictions will prevent future land users to access groundwater.

     - The Superfund site will be divided into "Operable Units" to allow Aerojet and the regulatory agencies to more quickly address and restore priority areas.

     - Regulatory agencies and Aerojet will work more closely together in the annual planning process for site issues.

         "This agreement represents innovative thinking by a broad cross section of regional, state and federal regulatory authorities to create a more effective approach to the Superfund process,"

Wolfe said. "It will streamline what is typically a highly complicated process, free up clean land, and speed site restoration efforts to the benefit of the entire region."

         GenCorp is a technology-based manufacturer with leading positions in aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information, visit the Company's Web site at www.gencorp.com.